Exhibit (b)(i)

AU Optronics Corp.
1 Li-Hsin Road 2
Hsinchu Science Park
Hsinchu
Taiwan, Republic of China

As of October 13, 2010

Citibank, N.A. - ADR Department
388 Greenwich Street - 14th Floor
New York, New York  10013

Zero Coupon Convertible Bonds Due 2015

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of May 29, 2002, as amended by Amendment No. 1 to the Deposit Agreement, dated as of February 15, 2006, by and among AU Optronics Corp., a company incorporated under the laws of the Republic of China (the "Company"), Citibank, N.A., as depositary (the "Depositary"), and the Holders and Beneficial Owners of American Depositary Shares (the "ADSs"), each ADS representing the right to receive 10 shares of common stock, par value NT$10.00 per share, of the Company (the "Shares”) (the Deposit Agreement, dated as of May 29, 2002, as so amended and supplemented, the "Deposit Agreement").  All capitalized terms used, but not otherwise defined in this letter agreement (the "Letter Agreement"), shall have the meaning assigned thereto in the Deposit Agreement.

The Company has sold, in reliance on Regulation S ("Reg S") under the Securities Act of 1933, as amended (the "Securities Act"), Zero Coupon Convertible Bonds due 2015 in the aggregate principal amount of US$800,000,000 (the bonds so issued pursuant to Reg S, the "Bonds").  Each Bond is convertible at the option of the holder (each such holder, a "Converting Bondholder") into (a) the Company's Shares, or (b) the Company's ADSs, in each case on or after November 23, 2010, and up to and including October 3, 2015, and upon the terms and conditions set forth in the Indenture, dated as of October 13, 2010 (the "Indenture"), by and between the Company and Citicorp International Limited, as indenture trustee (the "Trustee").

The Company anticipates that some Converting Bondholders may elect to hold their Shares upon conversion of Bonds in the form of ADSs and is willing to accommodate a request from a Converting Bondholder to hold the Shares in the form of ADSs upon conversion of their Bonds provided that (a) the terms of deposit of the Shares by the Converting Bondholder neither (i) prejudice any substantial rights of existing Holders and Beneficial Owners of ADSs under the Deposit Agreement nor (ii) violate or conflict with any law, rule or regulations applicable to the ADSs, and (b) the Depositary agrees to supplement the terms of the Deposit Agreement to accommodate a deposit of Shares by Converting Bondholders immediately upon the conversion of Bonds without prejudicing any substantial existing rights of Holders or Beneficial Owners of ADSs.

The purpose and intent of this Letter Agreement is to supplement the Deposit Agreement for the sole purpose of accommodating the issuance of ADSs upon deposit by the Company in connection with the conversion of Bonds in accordance with the terms and conditions of the Indenture (such Shares, the “Conversion Shares”).  The Company and the Depositary agree that this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 filed with the Commission in respect of the ADSs and shall be filed by the Company with governmental authorities in the ROC in accordance with applicable ROC laws and regulations.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree, notwithstanding the terms of the Deposit Agreement, as follows:

1.           Authority to Issue ADSs.  In connection with the offering and sale of the Bonds, the Company requests that the Depositary, and the Depositary agrees upon the terms and subject to the conditions set forth in this Letter Agreement to, establish procedures to enable the deposit of Conversion Shares with the Custodian by the Company on behalf of Converting Bondholders upon conversion of the Bonds in order to enable the issuance and delivery by the Depositary to the Converting Bondholders of ownership interests in Conversion Shares in the form of ADSs, upon the terms set forth in the Deposit Agreement as supplemented by the terms of this Letter Agreement.

2.           Authority to Accept Deposit of Conversion Shares and Issue ADSs.  The Company hereby confirms that all prior requisite governmental authorities in the Republic of China, including but not limited to, the Republic of China Financial Supervisory Commission ("ROC FSC"), have approved the issuance of the Bonds, the deposit of Conversion Shares into the Company's ADR facility and the issuance of ADSs in respect thereof, by or on behalf of Converting Bondholders upon conversion of the Bonds.  The Company hereby instructs the Depositary, and the Depositary agrees, upon the terms and subject to the conditions set forth in the Deposit Agreement and this Letter Agreement, to issue to Converting Bondholders, upon conversion of the Bonds, ADSs only upon receipt (i) from the Company (or any of its designated agents) of a deposit of the applicable number of Conversion Shares properly designated as Conversion Shares issued pursuant to a conversion of Bonds, (ii) from the Custodian of a SWIFT message setting forth, inter alia, its receipt of the deposit of the applicable number of Conversion Shares set forth in (i) above by the Company, and (iii) payment of the fees (including, without limitation, fees payable under Section 3 of this Letter Agreement for the issuance and delivery of ADSs upon conversion of the Bonds), taxes and expenses otherwise payable under the terms of the Deposit Agreement upon the deposit of Conversion Shares and the issuance of ADSs.  The Company agrees, in addition to its undertakings in the Deposit Agreement, that neither it, nor any of its Affiliates, will at any time request the conversion of the Bonds beneficially owned by any of them into ADSs.

3.           Fees of the Depositary.  The Company and the Depositary agree that the Depositary shall, as contemplated in the Deposit Agreement, be authorized to charge to the person receiving ADSs issued in connection with conversion of the Bonds a depositary fee of up to U.S.$0.05 per ADS issued upon the deposit of the Conversion Shares.

4.           Company Assistance.   The Company agrees to (i) provide commercially reasonable assistance to the Depositary upon the request of the Depositary  in the establishment of such procedures to enable the acceptance of the deposit by the Company on behalf of Converting Bondholder(s) of the Conversion Shares, and the issuance of ADSs to the Converting Bondholder(s), and (ii) take all commercially reasonable steps requested by the Depositary to ensure that the acceptance of the deposit of the Conversion Shares and the issuance of ADSs to the Converting Bondholders, in each case upon the terms and conditions set forth herein, do not prejudice any substantial existing rights of Holders and Beneficial Owners of ADSs and do not violate the provisions of the Securities Act or any other applicable laws.  In furtherance of the foregoing, the Company shall deliver or cause to be delivered to the Depositary (x) a copy of all approvals received from ROC FSC approving the issuance of the Bonds, the issuance and deposit of the relevant Conversion Shares and the issuance of the ADSs, and (y) opinions of U.S. and ROC counsel regarding, where applicable, the due execution and delivery and enforceability of the Letter Agreement, the legality of the conversion of Bonds, the deposit of the Conversion Shares with the Custodian and the issuance of ADSs.

5.           Representations and Warranties.  The Company hereby represents and warrants, in lieu of the representations contained in Section 3.3(a) of the Deposit Agreement that (a) the Conversion Shares being deposited by the Company on behalf of Converting Bondholders for the purpose of the issuance of the ADSs will, at the time of deposit, be validly issued, fully paid and non-assessable, and free of any preemptive rights of the holders of outstanding Shares, (b) the Conversion Shares being deposited by the Company on behalf of the Converting Bondholders for the issuance of the ADSs will, at the time of the deposit, rank pari passu in all respects (including as to trading and settlement in the Republic of China) with respect to the other Shares on deposit under the Deposit Agreement that are not Conversion Shares (except for any rights, dividends, allotments or other distributions, the relevant record date for which precedes the date on which the relevant Conversion Shares are issued), (c) the Company is, at the time of the deposit, duly authorized to make deposits of any Conversion Shares, on behalf of the Converting Bondholders, (d) the Conversion Shares presented for deposit will be free and clear of any lien, encumbrance, security interest, mortgage or adverse claim, and (e) the Conversion Shares presented for deposit will not have been, at the time of the deposit, stripped of any rights or entitlements.  Such representations and warranties shall survive the deposit of Conversion Shares and the issuance of ADSs in respect thereof.

6.           Indemnity.  The Company acknowledges and agrees that the indemnification by the Company in favor of the Depositary, the Custodian and their respective officers, directors, employees, agents and affiliates, and the Depositary acknowledges that the indemnification by the Depositary in favor of the Company and its directors, officers, employees, agents and affiliates, under Section 5.8 of the Deposit Agreement shall apply to the acceptance of Conversion Shares for deposit and the issuance of ADSs in respect thereof, in each case upon the terms set forth herein, as well as to any other acts performed or omitted by the Depositary and the Company, as contemplated by this Letter Agreement.

12.           Governing Law.  This Letter Agreement shall be interpreted under, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York.

The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

AU OPTRONICS CORP.

By:	/s/ Andy Yang
	Name:	Andy Yang
	Title:	Chief Financial Officer

Agreed to as of the date set forth above:

CITIBANK, N.A., as Depositary

By:	/s/ Richard Etienne
	Name:	Richard Etienne
	Title:	Vice President